Exhibit 99.1
Talen Energy Completes Acquisition of High-Quality Western PJM Generation Assets
Transaction expands and diversifies portfolio, immediately boosts cash flow
HOUSTON, June 15, 2026 – Talen Energy Corporation (“Talen,” “we,” or “our”) (NASDAQ: TLN), a leading independent power producer, announced today that it has completed the acquisition of the Lawrenceburg Power Plant in Indiana and the Waterford Energy Center and Darby Generating Station in Ohio from Energy Capital Partners (“ECP”) (the “Acquisition”).

“We are pleased to complete this strategic acquisition. These assets add efficient baseload generation to our portfolio, expand our presence in the western PJM market, and further diversify our fleet,” said Talen President Terry Nutt. “The Acquisition is immediately accretive, adding over 15% to our cash flow per share, and strengthens our line of sight to delivering more than $40 per share of annual free cash flow by 2028. We look forward to the contributions the plants and their teams will make as part of Talen.”

ECP Partner, Andrew Gilbert, said, “This combination further strengthens Talen’s platform, allowing it to support reliability and serve large load customers within the larger PJM market. ECP believes Talen has created a unique PJM platform and is excited to participate in the long-term value it creates.”

In connection with the closing, ECP received 2.4 million shares of Talen common stock and approximately $2.55 billion in cash, with the cash portion subject to post-closing adjustment for working capital and other customary items.

Concurrently with the closing of the Acquisition, Talen’s subsidiary, Talen Energy Supply, LLC (“TES”), completed financing transactions to (i) increase its existing Revolving Credit Facility (including its revolving letter of credit capacity) from $900 million to $1.35 billion and (ii) upsize its existing $1.1 billion Letter of Credit Facility to $1.5 billion and extend the maturity from December 2027 to December 2029.

In April 2026, TES issued Senior Unsecured Notes in private placement transactions to fund the Acquisition. It also used a portion of the net proceeds to redeem Talen’s outstanding 8.625% Senior Secured Notes due 2030, ultimately resulting in over $40 million per year in interest expense reduction and adding nearly $1.00 to Free Cash Flow per share.

The Acquisition follows the completion of customary closing conditions and receipt of all required regulatory approvals and clearances from the FERC, the Indiana Utility Regulatory Commission, the Federal Trade Commission and the U.S. Department of Justice, and other regulatory agencies.

About Talen
Talen Energy (NASDAQ: TLN) is a leading independent power producer and energy infrastructure company dedicated to powering the future. We own and operate approximately 15.6 gigawatts of power infrastructure in the United States, including 2.2 gigawatts of nuclear power and a significant dispatchable fossil fleet. We produce and sell electricity, capacity, and ancillary services into wholesale U.S. power markets, with our generation fleet principally located in the Mid-Atlantic, Ohio, Indiana, and Montana. Our team is committed to generating power safely and reliably and delivering the most value per megawatt produced. Talen is also powering the digital infrastructure revolution. We are well-positioned to serve this growing industry, as artificial intelligence data centers increasingly demand more reliable, clean power. Talen is headquartered in Houston, Texas. For more information, visit https://www.talenenergy.com/.
About Energy Capital Partners
Energy Capital Partners (ECP), founded in 2005 and based in Summit, New Jersey, is a leading investment platform focused on the energy transition, with an emphasis on electricity generation and sustainable infrastructure that delivers reliable, affordable and secure energy. ECP combines deep domain expertise with a value-added, operationally focused investment approach. Since inception, ECP has secured more than $38 billion in capital commitments from institutional investors globally.
ECP is the infrastructure investment platform of Bridgepoint Group Plc (LSE: BPT.L), a London-listed global leader in middle-market private equity, credit and infrastructure. Together, they manage approximately $98 billion in combined assets under management.

Forward-Looking Statements
This communication contains forward-looking statements within the meaning of the federal securities laws, which statements are subject to substantial risks and uncertainties. These forward-looking statements are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this communication, or incorporated by reference into this communication, are forward-looking statements. Throughout this communication, we have attempted to identify forward-looking statements by using words such as "anticipate," "believe," "continue," "could," "estimate," "expect," "forecasts," "goal," "intend," "may," "plan," "potential," "predict," "project," "seek," "should," "will," or other forms of these words or similar words or expressions or the negative thereof, although not all forward-looking statements contain these terms. Forward-looking statements address future events and conditions concerning, among other things statements regarding the anticipated benefits of the Acquisition, the anticipated impact of the Acquisition on the Company’s business and future financial results, the Company’s ability to successfully integrate the assets from the Acquisition into its portfolio, capital expenditures, earnings, litigation, regulatory matters, hedging, liquidity and capital resources, accounting matters, expectations, beliefs, plans, objectives, goals, strategies, future events or performance, shareholder returns and underlying assumptions, in addition to the anticipated impacts thereof, the integration of and anticipated benefits from the Freedom and Guernsey acquisitions.
Forward-looking statements are subject to substantial risks and uncertainties that could cause our future business, financial condition, results of operations or performance to differ materially from our historical results or those expressed or implied in any forward-looking statement contained in this communication. All of our forward-looking statements include assumptions underlying or relating to such statements that may cause actual results to differ materially from expectations and are subject to numerous factors that present considerable risks and uncertainties.

Investor Relations:
Sergio Castro
Vice President & Treasurer
(281) 203-5315
InvestorRelations@talenenergy.com

Media:
Taryne Williams
Director, Corporate Communications
Taryne.Williams@talenenergy.com

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